Exhibit 99.1

PDS Biotech Announces New Composition of Matter Patent for PDS0101 in Japan

New Patent Grants Broad Composition Claims for PDS0101

Previously Granted Patent Protections and Anticipated Market Exclusivity Provide Protection for PDS0101 in the United States into the 2040s

PRINCETON, N.J., December 9, 2025 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers, today announced that the Japan Patent Office has issued Patent No. 7783866 for PDS0101 granting broad composition of matter and methods of use claims. The new patent expands previously granted patents in Japan, and adds to the Company’s robust intellectual property estate, which includes previously granted patents in the United States, China, Australia, and Hong Kong. The Company has additional patent applications pending in several other countries. Together with anticipated biologics exclusivity in the United States, the Company has patent and market protections for PDS0101 into the 2040s.

The incidence of HPV16-related cancers is rapidly increasing in the US and Europe and also increasing globally.* PDS0101 is currently being studied in the Company’s Phase 3 trial for PDS0101 + pembrolizumab in HPV16-positive recurrent/metastatic head and neck cancer.

“The issuance of an additional patent for PDS0101 in Japan further strengthens our global IP portfolio and reinforces the robust intellectual property position supporting our growth. This marks an important step in protecting the value of our innovative immunotherapies as we advance our pipeline worldwide.” said Frank Bedu-Addo, PhD, President and Chief Executive Officer of PDS Biotechnology.

The Company intends to continue to advance broad intellectual property protections for PDS0101 and its other investigational agents in development.

*Damgacioglu H, Sonawane K, Chhatwal J, et al. Long-term impact of HPV vaccination and COVID-19 pandemic on oropharyngeal cancer incidence and burden among men in the USA: A modeling Study. The Lancet Regional Health – Americas. 2022;8:100143.

About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers. The Company has initiated a pivotal clinical trial to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy PDS0101 (Versamune® HPV) is being developed in combination with a standard-of-care immune checkpoint inhibitor, and in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to conduct clinical trials for PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s or its partners’ ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding response rates, the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark of PDS Biotechnology Corporation.

Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:
David Schull
Russo Partners
Phone +1 (858) 717-2310
Email: david.schull@russopartnersllc.com